EXHIBIT 5.1

[Letterhead of Proskauer Rose LLP]

August 11, 2009

The Dress Barn, Inc.
30 Dunnigan Drive
Suffern, New York 10901

Re: Dress Barn, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to The Dress Barn, Inc., a Connecticut corporation (“Dress Barn”), in connection with the proposed merger (the “Merger”) of Tween Brands, Inc., a Delaware corporation (“Tween Brands”), with Thailand Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Dress Barn (“Merger Sub”), pursuant to an Agreement and Plan of Merger, dated as of June 24, 2009, among Dress Barn, Merger Sub and Tween Brands (the “Merger Agreement”). In connection with the Merger, Dress Barn will issue up to 11,837,891 shares (the “Shares”) of its common stock, par value $0.05 per share, upon the terms and conditions set forth in the Merger Agreement and as described in the above-captioned Registration Statement on Form S-4 (the “Registration Statement”) of Dress Barn, as filed with the Securities and Exchange Commission (the “Commission”).

As counsel for Dress Barn we have examined and relied upon such corporate records and documents as we have deemed relevant and necessary as the basis for this opinion. We have also made such examinations of law as we have deemed relevant.

Based upon the foregoing, it is our opinion that the Shares will, upon their issuance in accordance with the terms of the Merger Agreement and as described in the Registration Statement, be duly authorized and legally issued, fully paid and non-assessable.

We hereby consent to the filing with the Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement in the section entitled “LEGAL MATTERS.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP